Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2020 Financial Results

•	Fourth Quarter 2020 Revenues of $626.6 Million, Up 4.0% Compared to $602.2 Million in Prior Year Quarter

•	Fourth Quarter 2020 EPS of $1.57, Up 106.6% Compared to $0.76 in Prior Year Quarter; Fourth Quarter 2020 Adjusted EPS of $1.61, Up 101.3% Compared to $0.80 in Prior Year Quarter

•	Full Year 2020 Revenues of $2.461 Billion, Up 4.6% Compared to $2.353 Billion in Prior Year

•	Full Year 2020 EPS of $5.67, Down 0.4% Compared to $5.69 in Prior Year; Full Year 2020 Adjusted EPS of $5.99, Up 3.3% Compared to $5.80 in Prior Year

•	Introduces 2021 Guidance

Washington, D.C., Feb. 25, 2021 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the fourth quarter and full year ended December 31, 2020.

For the full year 2020, revenues of $2.461 billion increased $108.6 million, or 4.6%, compared to revenues of $2.353 billion in the prior year. Acquisition-related revenues contributed $40.7 million in full year 2020. Excluding acquisition-related revenues, the increase in revenues was primarily driven by higher demand in the Corporate Finance & Restructuring segment, which was partially offset by lower demand in the Forensic and Litigation Consulting segment, as well as a $38.5 million decline in pass-through revenues compared to the prior year. Net income of $210.7 million compared to $216.7 million in the prior year. The decrease in net income was due to higher compensation, primarily related to a 14.5% increase in billable headcount, which was partially offset by higher revenues, a lower effective tax rate, and a decline in selling, general and administrative (“SG&A”) expenses compared to the prior year. Full year 2020 net income included a third quarter 2020 special charge of $7.1 million. Adjusted EBITDA of $332.3 million, or 13.5% of revenues, which excludes the special charge, compared to $343.9 million, or 14.6% of revenues, in the prior year.

Full year 2020 fully diluted earnings per share (“EPS”) of $5.67 compared to $5.69 in the prior year. Full year 2020 EPS included the $7.1 million special charge, which reduced EPS by $0.14, and $9.1 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.18. Full year 2019 EPS included $8.6 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which decreased EPS by $0.17, and a $2.1 million tax gain related to the sale of the Company’s Ringtail e-discovery software and related business, which increased EPS by $0.06. Full year 2020 Adjusted EPS of $5.99, which excludes the special charge and non-cash interest expense, compared to Adjusted EPS of $5.80 in the prior year.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented,“2020 was an incredibly difficult year for so many around the world. The success of FTI Consulting in the face of the economic and human stresses of COVID-19 speaks to the strength and dedication of our people, who supported each other and our clients in unprecedented ways while working remotely. Our resilience in such a difficult year underscores the power of this Company and the positive trajectory we are on.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $327.1 million for the year ended December 31, 2020 compared to $217.9 million for the year ended December 31, 2019. The year-over-year increase in net cash provided by operating activities was largely due to higher cash collections, combined with lower non-compensation-related operating costs, which were partially offset by an increase in compensation, primarily related to headcount growth.

Cash and cash equivalents of $295.0 million at December 31, 2020 compared to $304.7 million at September 30, 2020 and $369.4 million at December 31, 2019. The sequential decrease in cash and cash equivalents was primarily driven by share repurchases in the fourth quarter. Total debt, net of cash, of $21.3 million at December 31, 2020 compared to $36.6 million at September 30, 2020 and ($53.1) million at December 31, 2019. The sequential decrease in total debt, net of cash, was primarily due to net cash provided by operating activities, which exceeded cash used for share repurchases and acquisitions.

During the quarter, the Company repurchased 1,598,540 shares of its common stock at an average price per share of $105.84 for a total cost of $169.2 million. In full year 2020, the Company repurchased 3,268,906 shares of its common stock at an average price per share of $108.11 for a total cost of $353.4 million. As of December 31, 2020, approximately $213.2 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Fourth Quarter 2020 Results

Fourth quarter 2020 revenues of $626.6 million increased $24.4 million, or 4.0%, compared to revenues of $602.2 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased $17.6 million, or 2.9%, compared to the prior year quarter. The increase in revenues was driven by higher demand in the Corporate Finance & Restructuring, Economic Consulting and Technology segments, which was partially offset by lower demand in the Forensic and Litigation Consulting and Strategic Communications segments, as well as a $19.0 million decline in pass-through revenues compared to the prior year quarter. Net income of $55.6 million compared to $29.1 million in the prior year quarter. The increase in net income was primarily due to higher operating profits, particularly in the Economic Consulting and Corporate Finance & Restructuring segments and a lower effective tax rate. The lower effective tax rate was primarily related to a combined $11.2 million benefit from the use of foreign tax credits and a deferred tax benefit arising from an intracompany intellectual property license agreement. Adjusted EBITDA of $82.3 million, or 13.1% of revenues, compared to $58.3 million, or 9.7% of revenues, in the prior year quarter.

Fourth quarter 2020 EPS of $1.57 compared to $0.76 in the prior year quarter. The aforementioned $11.2 million tax benefit increased fourth quarter 2020 EPS and Adjusted EPS by $0.32. Fourth quarter 2020 EPS included $2.3 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which reduced EPS by $0.04. Fourth quarter 2019 EPS included $2.2 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which reduced EPS by $0.04. Fourth quarter 2020 Adjusted EPS of $1.61, which excludes the non-cash interest expense, compared to Adjusted EPS of $0.80 in the prior year quarter.

Fourth Quarter 2020 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $38.8 million, or 21.4%, to $219.8 million in the quarter, compared to $181.1 million in the prior year quarter. Acquisition-related revenues contributed $19.0 million in the quarter. Excluding acquisition-related revenues, revenues increased $19.8 million, or 10.9%, primarily due to higher demand for restructuring services, largely in North America and Europe, the Middle East and Africa, and an increase in success fees, which was partially offset by a $7.6 million decline in pass-through revenues compared to the prior year quarter. Adjusted Segment EBITDA of $35.4 million, or 16.1% of segment revenues, compared to $24.8 million, or 13.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to a 38.6% increase in billable headcount and higher variable compensation compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $23.1 million, or 15.4%, to $127.2 million in the quarter, compared to $150.3 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for disputes and investigations services. Adjusted Segment EBITDA of $7.6 million, or 6.0% of segment revenues, compared to $17.4 million, or 11.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues with lower utilization, which was partially offset by a decline in SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $7.4 million, or 4.9%, to $160.5 million in the quarter, compared to $153.1 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $5.1 million, or 3.4%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for merger and acquisition (“M&A”)-related and non-M&A-related antitrust services, which was partially offset by lower demand for financial economics services. Adjusted Segment EBITDA of $31.3 million, or 19.5% of segment revenues, compared to $17.3 million, or 11.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues and a decline in SG&A expenses.

Technology

Revenues in the Technology segment increased $7.1 million, or 13.8%, to $58.6 million in the quarter, compared to $51.5 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $6.5 million, or 12.6%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” and litigation services. Adjusted Segment EBITDA of $10.2 million, or 17.3% of segment revenues, compared to $7.8 million, or 15.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation.

Strategic Communications

Revenues in the Strategic Communications segment decreased $5.8 million, or 8.8%, to $60.5 million in the quarter, compared to $66.3 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $7.2 million, or 10.8%, compared to the prior year quarter. The decrease in revenues was primarily due to a $4.8 million decline in pass-through revenues. Adjusted Segment EBITDA of $11.7 million, or 19.4% of segment revenues, compared to $9.9 million, or 14.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to lower SG&A expenses compared to the prior year quarter.

2021 Guidance

The Company estimates that revenues for full year 2021 will range between $2.575 billion and $2.700 billion. The Company estimates that full year 2021 EPS will range between $5.60 and $6.30 and that full year 2021 Adjusted EPS will range between $5.80 and $6.50. The variance between EPS and Adjusted EPS guidance for full year 2021 includes the estimated non-cash interest expense of $0.20 per share related to the Company’s 2023 Convertible Notes.

Fourth Quarter and Full Year 2020 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2020 financial results at 9:00 a.m. Eastern Time on Thursday, February 25, 2021. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,300 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.46 billion in revenues during fiscal year 2020. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share (“EPS”), respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$294,953	$369,373
Accounts receivable, net	711,357	693,372
Current portion of notes receivable	35,253	35,106
Prepaid expenses and other current assets	88,144	80,810

Total current assets	1,129,707	1,178,661
Property and equipment, net	101,642	93,672
Operating lease assets	156,645	159,777
Goodwill	1,234,879	1,202,767
Intangible assets, net	41,550	38,432
Notes receivable, net	61,121	69,033
Other assets	51,819	40,800

Total assets	$2,777,363	$2,783,142

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$170,066	$158,936
Accrued compensation	455,933	416,903
Billings in excess of services provided	44,172	36,698

Total current liabilities	670,171	612,537
Long-term debt, net	286,131	275,609
Noncurrent operating lease liabilities	161,677	176,378
Deferred income taxes	158,342	151,352
Other liabilities	100,861	78,124

Total liabilities	1,377,182	1,294,000

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,481 (2020) and 37,390 (2019)	345	374
Additional paid-in capital	—	216,162
Retained earnings	1,506,271	1,413,453
Accumulated other comprehensive loss	(106,435)	(140,847)

Total stockholders’ equity	1,400,181	1,489,142

Total liabilities and stockholders’ equity	$2,777,363	$2,783,142

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,
	2020	2019
	(Unaudited)
Revenues	$626,581	$602,218

Operating expenses
Direct cost of revenues	440,274	418,672
Selling, general and administrative expenses	112,422	133,032
Amortization of intangible assets	2,947	2,314

	555,643	554,018

Operating income	70,938	48,200

Other income (expense)
Interest income and other	(4,291)	(3,680)
Interest expense	(4,636)	(4,835)

	(8,927)	(8,515)

Income before income tax provision	62,011	39,685
Income tax provision	6,422	10,624

Net income	$55,589	$29,061

Earnings per common share — basic	$1.63	$0.80

Weighted average common shares outstanding — basic	34,198	36,545

Earnings per common share — diluted	$1.57	$0.76

Weighted average common shares outstanding — diluted	35,484	38,126

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $0	$34,616	$23,195

Total other comprehensive income, net of tax	34,616	23,195

Comprehensive income	$90,205	$52,256

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2020	2019
Revenues	$2,461,275	$2,352,717

Operating expenses
Direct cost of revenues	1,672,711	1,534,896
Selling, general and administrative expenses	488,411	504,074
Special charges	7,103	—
Amortization of intangible assets	10,387	8,152

	2,178,612	2,047,122

Operating income	282,663	305,595

Other income (expense)
Interest income and other	(412)	2,061
Interest expense	(19,805)	(19,206)

	(20,217)	(17,145)

Income before income tax provision	262,446	288,450
Income tax provision	51,764	71,724

Net income	$210,682	$216,726

Earnings per common share — basic	$5.92	$5.89

Weighted average common shares outstanding — basic	35,602	36,774

Earnings per common share — diluted	$5.67	$5.69

Weighted average common shares outstanding — diluted	37,149	38,111

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $0	$34,412	$6,970

Total other comprehensive income, net of tax	34,412	6,970

Comprehensive income	$245,094	$223,696

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Net income	$55,589	$29,061	$210,682	$216,726
Add back:
Special charges	—	—	7,103	—
Tax impact of special charges	—	—	(1,847)	—
Non-cash interest expense on convertible notes	2,317	2,195	9,083	8,606
Tax impact of non-cash interest expense on convertible notes	(602)	(571)	(2,361)	(2,237)
Tax impact of gain on sale of business (1)	—	—	—	(2,097)

Adjusted Net Income	$57,304	$30,685	$222,660	$220,998

Earnings per common share — diluted	$1.57	$0.76	$5.67	$5.69
Add back:
Special charges	—	—	0.19	—
Tax impact of special charges	—	—	(0.05)	—
Non-cash interest expense on convertible notes	0.06	0.06	0.24	0.23
Tax impact of non-cash interest expense on convertible notes	(0.02)	(0.02)	(0.06)	(0.06)
Tax impact of gain on sale of business (1)	—	—	—	(0.06)

Adjusted earnings per common share — diluted	$1.61	$0.80	$5.99	$5.80

Weighted average number of common shares outstanding — diluted	35,484	38,126	37,149	38,111

(1)

For the year ended December 31, 2019, represents a discrete tax adjustment resulting from a change in estimate related to the accounting for the Ringtail e-discovery software and related business divestiture.

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2021
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$5.60	$6.30
Non-cash interest expense on convertible notes, net of tax	0.20	0.20

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$5.80	$6.50

(1)

The forward-looking guidance on estimated 2021 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, or gain or loss on sale of a business as these items are dependent on future events that are uncertain and difficult to predict. The forward-looking guidance excludes any shares of common stock potentially issuable upon conversion of the 2023 Convertible Notes from the calculation of EPS.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$55,589
Interest income and other							4,291
Interest expense							4,636
Income tax provision							6,422

Operating income	$32,182	$6,046	$29,774	$7,227	$10,244	$(14,535)	$70,938
Depreciation and amortization	1,359	1,403	1,342	2,928	776	654	8,462
Amortization of intangible assets	1,864	173	192	—	718	—	2,947

Adjusted EBITDA	$35,405	$7,622	$31,308	$10,155	$11,738	$(13,881)	$82,347

Year Ended December 31, 2020	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$210,682
Interest income and other							412
Interest expense							19,805
Income tax provision							51,764

Operating income	$205,029	$23,899	$85,690	$30,869	$31,639	$(94,463)	$282,663
Depreciation and amortization	4,485	5,191	5,382	11,867	2,456	2,737	32,118
Amortization of intangible assets	6,455	800	325	1	2,806	—	10,387
Special charges	861	3,484	35	276	2,074	373	7,103

Adjusted EBITDA	$216,830	$33,374	$91,432	$43,013	$38,975	$(91,353)	$332,271

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2019 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$29,061
Interest income and other							3,680
Interest expense							4,835
Income tax provision							10,624

Operating income	$22,478	$15,895	$16,022	$4,942	$8,483	$(19,620)	$48,200
Depreciation and amortization	1,037	1,187	1,280	2,862	694	710	7,770
Amortization of intangible assets	1,283	287	44	—	700	—	2,314

Adjusted EBITDA	$24,798	$17,369	$17,346	$7,804	$9,877	$(18,910)	$58,284

Year Ended December 31, 2019	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$216,726
Interest income and other							(2,061)
Interest expense							19,206
Income tax provision							71,724

Operating income	$152,948	$98,648	$78,201	$35,022	$39,174	$(98,398)	$305,595
Depreciation and amortization	3,858	4,635	5,734	10,666	2,476	2,784	30,153
Amortization of intangible assets	3,929	1,152	177	—	2,894	—	8,152

Adjusted EBITDA	$160,735	$104,435	$84,112	$45,688	$44,544	$(95,614)	$343,900

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2020 (Unaudited)
Corporate Finance & Restructuring	$219,809	$35,405	16.1%	52%	$472	1,655
Forensic and Litigation Consulting	127,193	7,622	6.0%	51%	$340	1,343
Economic Consulting	160,479	31,308	19.5%	65%	$529	891
Technology (1)	58,624	10,155	17.3%	N/M	N/M	408
Strategic Communications (1)	60,476	11,738	19.4%	N/M	N/M	770

	$626,581	$96,228	15.4%			5,067

Unallocated Corporate		(13,881)

Adjusted EBITDA		$82,347	13.1%

Year Ended December 31, 2020
Corporate Finance & Restructuring	$910,184	$216,830	23.8%	63%	$468	1,655
Forensic and Litigation Consulting	500,275	33,374	6.7%	51%	$335	1,343
Economic Consulting	599,088	91,432	15.3%	68%	$494	891
Technology (1)	223,016	43,013	19.3%	N/M	N/M	408
Strategic Communications (1)	228,712	38,975	17.0%	N/M	N/M	770

	$2,461,275	$423,624	17.2%			5,067

Unallocated Corporate		(91,353)

Adjusted EBITDA		$332,271	13.5%

Three Months Ended December 31, 2019 (Unaudited)
Corporate Finance & Restructuring	$181,054	$24,798	13.7%	59%	$455	1,194
Forensic and Litigation Consulting	150,262	17,369	11.6%	59%	$343	1,351
Economic Consulting	153,054	17,346	11.3%	72%	$509	790
Technology (1)	51,533	7,804	15.1%	N/M	N/M	361
Strategic Communications (1)	66,315	9,877	14.9%	N/M	N/M	728

	$602,218	$77,194	12.8%			4,424

Unallocated Corporate		(18,910)

Adjusted EBITDA		$58,284	9.7%

Year Ended December 31, 2019
Corporate Finance & Restructuring	$723,721	$160,735	22.2%	67%	$452	1,194
Forensic and Litigation Consulting	577,780	104,435	18.1%	63%	$337	1,351
Economic Consulting	592,542	84,112	14.2%	75%	$500	790
Technology (1)	215,584	45,688	21.2%	N/M	N/M	361
Strategic Communications (1)	243,090	44,544	18.3%	N/M	N/M	728

	$2,352,717	$439,514	18.7%			4,424

Unallocated Corporate		(95,614)

Adjusted EBITDA		$343,900	14.6%

N/M -    Not meaningful

(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Operating activities
Net income	$210,682	$216,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,661	30,153
Amortization and impairment of intangible assets	10,387	8,152
Acquisition-related contingent consideration	5,593	2,372
Provision for expected credit losses	19,692	19,602
Share-based compensation	22,904	17,978
Amortization of debt discount and issuance costs	11,214	11,615
Deferred income taxes	(9,132)	(3,712)
Other	45	302
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(26,800)	(141,894)
Notes receivable	8,029	10,445
Prepaid expenses and other assets	4,640	(22,648)
Accounts payable, accrued expenses and other	13,901	(8,907)
Income taxes	(22,549)	24,496
Accrued compensation	38,627	61,339
Billings in excess of services provided	7,175	(8,133)

Net cash provided by operating activities	327,069	217,886

Investing activities
Payments for acquisition of businesses, net of cash received	(25,271)	(18,791)
Purchases of property and equipment	(34,866)	(42,072)
Other	17	257

Net cash used in investing activities	(60,120)	(60,606)

Financing activities
Borrowings under revolving line of credit	289,500	45,000
Repayments under revolving line of credit	(289,500)	(45,000)
Purchase and retirement of common stock	(353,593)	(105,797)
Net issuance of common stock under equity compensation plans	(5,823)	3,171
Payments for business acquisition liabilities	(3,948)	(2,282)
Deposits and other	3,311	1,597

Net cash used in financing activities	(360,053)	(103,311)

Effect of exchange rate changes on cash and cash equivalents	18,684	3,335

Net increase (decrease) in cash and cash equivalents	(74,420)	57,304
Cash and cash equivalents, beginning of period	369,373	312,069

Cash and cash equivalents, end of period	$294,953	$369,373

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$327,069	$217,886
Purchases of property and equipment	(34,866)	(42,072)

Free Cash Flow	$292,203	$175,814